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                                             COMMUNITY BANK SYSTEM, INC.
                                     Statement re: Earnings Per Share Computation

                                                      Exhibit 11



                                                     Three Months Ended                      Nine Months Ended
                                                        September 30,                          September 30,
                                                    1997            1996                   1997             1996
Primary Earnings Per Share:

Net Income                                         $4,234,649       $3,792,234            $11,567,224      $10,455,053
Less:  Accrued Dividends on
      Preferred Stock                                       0        (101,250)               (78,750)        (303,750)

Income applicable
                                                   ----------------------------           -----------------------------
   to common stock                                 $4,234,649       $3,690,984            $11,488,474      $10,151,303
                                                   ----------------------------           -----------------------------

Weighted average number
   of common shares                                 7,544,738        7,375,762              7,524,963        7,390,294
Add:  Shares issuable from
   assumed exercise of
   incentive stock options                            152,457           73,084                135,709           65,564

Weighted average number of
                                                   ----------------------------           -----------------------------
   common shares - adjusted                         7,697,195        7,448,846              7,660,672        7,455,858
                                                   ----------------------------           -----------------------------

Primary Earnings Per Share                              $0.55            $0.50                  $1.50            $1.36
                                                   ============================           =============================


Fully diluted Earnings Per Share:

Net income applicable
   to common stock                                 $4,234,649       $3,690,984            $11,488,474      $10,151,303
                                                   ----------------------------           -----------------------------

Weighted average number of
   common shares - adjusted                         7,703,538        7,459,752              7,693,682        7,472,018
Add:  Equivalent number of
   common shares assuming
   conversion of preferred                                  0                0                      0                0

Weighted average number of
                                                   ----------------------------           -----------------------------
   common shares - adjusted                         7,703,538        7,459,752              7,693,682        7,472,018
                                                   ----------------------------           -----------------------------

Fully diluted earnings per share                        $0.55            $0.49                  $1.49            $1.36
                                                   ============================           =============================
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